Exhibit 3.117

LIMITED LIABILITY COMPANY AGREEMENT

OF

HHI HOLDINGS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of April 24, 2008, of HHI Holdings, LLC, a Delaware limited liability company (the “Company”), is made by KPS Special Situations Fund II, L.P., a Delaware limited partnership, its sole and managing member (the “Member”).

WHEREAS, the Company was organized as a limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”), on the date hereof; and

WHEREAS, the Member now wishes to enter into this Agreement to provide for, among other things, the management and operation of the Company and certain other matters.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereby agrees as follows:

1.1                               Name and Term. The name of the Company is “HHI Holdings, LLC” or such other name as may be determined from time to time by the Member. The Company shall continue in existence in perpetuity or until earlier terminated and dissolved.

1.2                               Formation of the Company. The Company was formed as a limited liability company under the Act on April 24, 2008. The Member hereby agrees that the person executing and filing the Certificate of Formation of the Company was and is an “authorized person” within the meaning of the Act, and that the Certificate of Formation filed by such authorized person is the Certificate of Formation of the Company.

1.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901, or such other agent and/or office (which need not be a place of business of the Company) as the Member may designate from time to time. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

1.4                               Purposes and Powers. The purpose of the Company shall be to engage in such business activities as may be undertaken by a limited liability company under the Act.

1.5                               Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year.

1.6                               Management of Business. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The Member shall: (a) have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company and (b) possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

1.7                               Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision by the Member to dissolve the Company.

1.8                               Entire Agreement. This Agreement constitutes the entire agreement and supersedes any prior understandings, agreements or representations, written or oral, to the extent related to the subject matter hereof.

1.9                               Amendment and Waiver. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.

1.10                        Binding Effect. Subject to the restrictions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Member and its heirs, legal representatives and permitted successors and assigns.

1.11                        Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION.

1.12                        No Third Party Rights. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person other than the Member.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

KPS Special Situations Fund II L.P.

By:	/s/ Michael Psaros
Name:	Michael Psaros
Title:	Managing Member of KPS Investors II
GP, LLC, as General Partner of KPS
Investors II, LP, as General Partner of
KPS Special Situations Fund II, L.P.